Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement of Nile Therapeutics, Inc. (the “Company”) on Form S-3 of our report dated March 9, 2009, relating to the financial statements of the Company, as of and for the years ended December 31, 2008 and 2007, and the period from August 1, 2005 (inception) through December 31, 2008, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in the prospectus which is part of such registration statement.

/s/ Hays & Company LLP

New York, New York

August 12, 2009